Mail Stop 3561

                              December 22, 2005


By U.S. Mail

Mr. Gregory D. Frost
Chief Executive Officer
Able Energy, Inc.
198 Green Pond Road
Rockaway, New Jersey 07866

	RE:  Able Energy, Inc.
	Form 10-K for the Fiscal Year Ended June 30, 2005
	Form 10-K for the Fiscal Year Ended June 30, 2004
	File No. 1-15035

Dear Mr. Frost:

	We have completed our review of your Forms 10-K and related filings and have no further comments at this time.

								Sincerely,


									William Choi
									Branch Chief


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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0404

         DIVISION OF
CORPORATION FINANCE